Exhibit 99.1

Synergy Pharmaceuticals Reports Second Quarter 2013 Financial Results

NEW YORK, August 9, 2013 -- Synergy Pharmaceuticals Inc. (Nasdaq:SGYP), a developer of new drugs to treat gastrointestinal disorders and diseases, today reported its financial results and business update for the second quarter ended June 30, 2013. Synergy is developing plecanatide for the treatment of chronic idiopathic constipation (CIC) and constipation-predominant irritable bowel syndrome (IBS-C).

Recent Developments

•                  On July 17, 2013, Synergy reached the halfway mark for total enrollment in its plecanatide Phase 2b clinical trial in patients with IBS-C.  At present, over 726 patients have been screened, and 204 patients have been enrolled in the study. Synergy anticipates completing enrollment in the fourth quarter of 2013 and reporting top line data in the first quarter of 2014.

•                  On August 5, 2013, Synergy completed an End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA) regarding Synergy’s drug plecanatide for the treatment of chronic idiopathic constipation (CIC).  Agreement was reached with the FDA on design, duration, size and primary and secondary efficacy endpoints for pivotal phase 3 studies. A pivotal phase 3 program evaluating the safety and efficacy of plecanatide in CIC patients and is expected to be initiated in the fourth quarter of 2013.

Financial Update

Synergy’s cash, cash equivalents and available-for-sale securities balance as of June 30, 2013 was $92.3 million, as compared to $32.5 million on December 31, 2012. During the six months ended June 30, 2013, net cash provided by financing activities was $89.2 million resulting from its controlled equity sales of its common stock and registered direct offering, as compared to $48.4 million during the six months ended June 30, 2012.  Net cash used in operating activities during the six months ended June 30, 2013 and 2012 was $28.6 million and $13.8 million, respectively. Net loss for the six months ended June 30, 2013 was $28.7 million or $0.36 per share, as compared to a net loss of $17.6 million, or $0.31 per share, for the six months ended June 30, 2012.

Net loss for the quarter ended June 30, 2013 was $10 million or $0.11 per share, as compared to a net loss of $10.6 million, or $0.17 per share, for the quarter ended June 30, 2012.  During the quarter ended June 30, 2013, non-cash expense items, principally the change in fair value of derivative instruments and stock based compensation expense, totaled a net gain of $0.9 million, or a net gain of $0.01 per share, whereas such items in the three months ended June 30, 2012 totaled a net loss of $1.7 million, or a net loss of $0.03 per share.

Synergy had approximately 90 million common shares outstanding at June 30, 2013.

About Synergy Pharmaceuticals Inc.

•                  Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases. Synergy’s lead proprietary drug candidate plecanatide is a synthetic analog of the human gastrointestinal (GI) hormone uroguanylin, and functions by activating the guanylate cyclase C receptor on epithelial cells of the GI tract. Synergy previously completed a Phase I study of plecanatide in healthy volunteers and a Phase IIa clinical trial in CIC patients. On January 2, 2013, Synergy announced positive results in a large multicenter clinical trial of plecanatide to treat CIC. Plecanatide is also being developed to treat patients with IBS-C. Synergy’s second GC-C agonist SP-333 is in clinical development to treat inflammatory bowel diseases, and has completed a Phase I trial in healthy volunteers during the quarter ended June 30, 2013. On July 17, 2013, Synergy reached the halfway mark for total enrollment in its plecanatide Phase 2b clinical trial in patients with IBS-C.  On August 5, 2013, Synergy completed an End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA) regarding Synergy’s drug plecanatide for the treatment of chronic idiopathic constipation (CIC).  More information is available at http://www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Condensed Consolidated Balance Sheets ($ in thousands)

	June 30, 2013	December 31, 2012
	(unaudited)
Assets
Cash, cash equivalents and short term available for sale securities	$92,300	$32,502
Prepaid expenses and other current assets	2,349	1,547
Total Current Assets	94,649	34,049
Other Assets	583	3,356
Total Assets	$95,232	$37,405
Liabilities and Stockholders’ Equity
Accounts payable	4,980	5,255
Accrued expenses	2,989	2,060
Total Current Liabilities	7,969	7,315
Derivative financial instruments -warrants	973	5,258
Total Liabilities	8,942	12,573
Total Stockholders’ Equity	86,290	24,832
Total Liabilities and Stockholders’ Equity	$95,232	$37,405

Condensed Consolidated Statement of Operations

($ in thousands except share and per share data) (unaudited)	Three Months ended June 30, 2013	Three Months ended June 30, 2012	Six Months ended June 30, 2013	Six Months ended June 30, 2012

Revenues	$—	$—	$—	$—
Costs and Expenses:
Research and development	9,055	7,626	23,399	12,964
General and administrative	2,803	1,919	6,081	3,650
Loss from Operations	(11,858)	(9,545)	(29,480)	(16,614)
Other income	—	256	—	256
Interest and investment income	16	48	34	86
Change in fair value of derivative instruments - warrants	1,803	(1,317)	710	(1,309)

Net Loss	$(10,039)	$(10,558)	$(28,736)	$(17,581)

Net Loss per common share, basic and diluted	$(0.11)	$(0.17)	$(0.36)	$(0.31)
Weighted Average Common Shares Outstanding	87,482,939	60,416,068	80,176,564	57,357,081

CONTACT: Investor Contact Information:

Bernard F. Denoyer
bdenoyer@synergypharma.com
(212) 297-0020